                                                                   Exhibit 10(n)

                              The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this policy, subject to its terms and conditions. Signed at Milwaukee, Wisconsin on the Date of Issue.

                                  \s\ James D. Ericson       \s\ John M. Brenner
                                  PRESIDENT AND C.E.O.       SECRETARY

                              JOINT LIFE PROTECTION POLICY
                              INSURANCE PAYABLE ON SECOND DEATH

                              Eligible for Annual Dividends.

                              Premiums payable for period shown on page 3.

    Right To Return  Policy - Please read this  policy  carefully.  The policy may be returned by the Owner for any
                                        reason within ten days after it was
                                        received. The policy may be returned to
                                        your agent or to the Home Office of the
                                        Company at 720 East Wisconsin Avenue,
                                        Milwaukee, WI 53202. If returned, the
                                        policy will be considered void from the
                                        beginning. Any premium paid will then be refunded.


INSURED                    Nancy G Kennedy                                       AGE AND SEX                   37 Female
                           John C Kennedy III                                                                  40 Male

POLICY DATE                February 4, 1998                                      POLICY NUMBER                 14 538 421
PLAN                       Joint Life Protection                                 INITIAL TOTAL
                           Payable on Second Death                               INSURANCE AMOUNT              $5,000,000



    This policy is a legal contract between the Owner and The Northwestern
                                        Mutual Life Insurance Company. Read your policy carefully.
                                     GUIDE TO POLICY PROVISIONS

BENEFITS AND PREMIUMS

SECTION 1.  THE CONTRACT

   Life Insurance Benefit payable on death of the second of the insured to die. Notice and proof of death. Incontestability. Suicide. Definition of dates.

SECTION 2.  OWNERSHIP

   Rights of the Owner.  Assignment as collateral.

SECTION 3.  ADDITIONAL PROTECTION

   Description of Additional Protection.  Reduction of Additional Protection.

SECTION 4.  PREMIUMS AND REINSTATEMENT

   Payment of premiums. Grace period of 31 days to pay premium. Premium refund at second death. How to reinstate the policy.

SECTION 5.  DIVIDENDS

   Annual dividends. Paid-up additions and other dividend options. Dividend at death.

SECTION 6.  PAID-UP ADDITIONS

SECTION 7. CASH VALUES AND PAID-UP INSURANCE

   Cash surrender value.  What happens if premium is not paid.  Basis of values.

SECTION 8.  LOANS

   Policy loans.  Premium loans.  Effect of policy debt.  Interest on loans.

SECTION 9.  CHANGE OF POLICY

SECTION 10.  BENEFICIARIES

   Naming and change of beneficiaries.  Succession in interest of beneficiaries.

SECTION 11.  PAYMENT OF POLICY BENEFITS

   Payment of death or surrender proceeds. Payment plans for policy proceeds. Right to increase income under payment plans. Guaranteed payment tables.

ADDITIONAL BENEFITS (if any)

APPLICATION
                STATEMENT OF POLICY COST AND BENEFIT INFORMATION

FOR INFORMATION CONTACT YOUR AGENT OR THE HOME OFFICE

ROBERT O. SMITH CLU                       THE NORTHWESTERN MUTUAL LIFE INS. CO.
85 CAMPAU N W                             720 E. WISCONSIN AVENUE
GRAND RAPIDS MI 49501                     MILWAUKEE, WI 53202


                                                                                             PREMIUM
                                                               INITIAL                       IF PAID                  YEARS
PLAN AND ADDITIONAL BENEFITS                                   AMOUNTS                       ANNUALLY                PAYABLE

JOINT LIFE PROTECTION
PAYABLE ON SECOND DEATH

     BASIC AMOUNT                                                $5,000,000                  $46,100.00            FIRST 63



                 DIVIDENDS USED TO REDUCE PREMIUMS                                            DIVIDENDS TO ADDITIONS*
                                     GUARANTEED             CASH DIVIDEND                 TOTAL                         TOTAL
  POLICY           DEATH             CASH VALUE               PAYABLE AT               DEATH BENEFIT                 CASH VALUE
   YEAR           BENEFIT            END OF YEAR             END OF YEAR*               END OF YEAR                  END OF YEAR

      1          5,000,000                     0                   598                   5,003,937                           598
      2          5,000,000                41,850                 3,198                   5,024,118                        45,699
      3          5,000,000                85,700                 4,398                   5,051,240                        94,286
      4          5,000,000               131,750                 5,698                   5,085,490                       146,791
      5          5,000,000               180,000                 7,048                   5,126,762                       203,412
     10          5,000,000               458,250                15,498                   5,446,021                       563,176
     15          5,000,000               807,900                26,198                   5,961,368                     1,095,204
     20          5,000,000             1,242,200                50,748                   6,763,001                     1,908,684
     23          5,000,000             1,506,400                80,298                   7,614,390                     2,609,071
     28          5,000,000             1,993,200               108,748                   9,463,033                     4,235,160



                                                             BASIC POLICY                          BASIC POLICY
                                                      10 YEARS           20 YEARS           10 YEARS           20YEARS

SURRENDER COST INDEX*                                       .87             -.92               .68              -1.64
NET PAYMENT COST INDEX*                                    7.81             6.23              9.00               8.51
EQUIVALENT DIVIDEND INDEX*                                 1.41             2.99              1.55               3.55


 NOTE-This statement is recommended by the National Association of Insurance
         Commissioners. It may not necessarily reflect all the benefits contained in the policy. Even though dividends must be used to buy additions in order to maintain the total death benefit of this policy, values are also shown for the premium reduction dividend option. An explanation of the intended use of the cost indexes and the equivalent level annual dividend is included in the Life Insurance Buyers Guide, available from your agent.

 *Dividends are refunds of premium and are determined annually. They reflect mortality and expense savings and investment gains. Not an estimate or guarantee of future results.

VARIABLE RATE LOAN INTEREST OPTION                       PREPARED MARCH 27, 1998

THIS POLICY IS ISSUED IN A SELECT PREMIUM CLASS ON NANCY G KENNEDY AND A SELECT PREMIUM CLASS ON JOHN C KENNEDY III

INSUREDS         NANCY G KENNEDY                 AGE AND SEX         37   FEMALE
                 JOHN C. KENNEDY III                                 40   MALE
POLICY DATE      FEBRUARY 4, 1998                    POLICY NUMBER   14 538 421

                              BENEFITS AND PREMIUMS
                       DATE OF ISSUE - JANUARY 20, 1998

                                                                                          Annual                   Years
 Plan and Additional Benefits                                 Amount                     Premiums                 Payable

 Joint Life Protection
 Payable on Second Death
     Basic Amount                                          $5,000,000                  $46,100.00              To 2nd Death
     Additional Protection
       One Year Term Insurance                                      0++

                      Initial Totals                       $5,000,000                  $46,100.00



++ Additional Protection is not part of this policy. Section 3 Additional Protection is of no effect.

A monthly premium is payable on February 4, 1998 and on the 4th day of every calendar month after that.

The first premium is $4,031.43 which consists of a monthly premium of $3,978.43 and $53.00 which provides coverage from the date of issue to the policy date.

The minimum unscheduled additional premium under Section 4.3 is $100.00.

This policy is issued in a select (nonsmoker) premium class on Nancy G Kennedy and in a select (nonsmoker) premium class on John C Kennedy III.

DIRECT BENEFICIARY                    Autocam Corporation, employer

OWNER                                 Autocam Corporation, Other of the Insured


INSURED                    Nancy G Kennedy                                     AGE AND SEX                   37 Female
                           John C Kennedy 111                                                                40 Male
POLICY DATE                February 4, 1998                                    POLICY NUMBER                 14 538 421
PLAN                       Joint Life Protection                               INITIAL TOTAL
                           Payable on Second Death                             INSURANCE AMOUNT              $5,000,000


                           TABLE OF GUARANTEED VALUES
                           FOR $5,000,000 BASIC AMOUNT

   END OF
   POLICY                                                                                          PAID-UP
    YEAR           February 4,               CASH            VALUE                               INSURANCE

      1               1999                             $         0                             $         0
      2               2000                                  41,850                                 260,000
      3               2001                                  85,700                                 510,000
      4               2002                                 131,750                                 745,000
      5               2003                                 180,000                                 970,000
      6               2004                                 230,600                               1,185,000
      7               2005                                 283,600                               1,390,000
      8               2006                                 339,150                               1,585,000


   END OF
   POLICY                                                                                          PAID-UP
    YEAR           February 4,               CASH            VALUE                               INSURANCE
      9               2007                             $   397,350                             $ 1,770,000
     10               2008                                 458,250                               1,945,000
     11               2009                                 522,050                               2,110,000
     12               2010                                 588,800                               2,270,000
     13               2011                                 658,600                               2,420,000
     14               2012                                 731,600                               2,565,000
     15               2013                                 807,900                               2,700,000
     16               2014                                 887,550                               2,830,000
     17               2015                                 970,750                               2,950,000
     18               2016                               1,057,500                               3,070,000
     19               2017                               1,147,950                               3,180,000
     20               2018                               1,242,200                               3,285,000
     23               2021                               1,506,400                               3,570,000
     28               2026                               1,993,200                               3,965,000
     33               2031                               2,521,200                               4,275,000


Values are increased by paid-up insurance and decreased by policy debt. Values shown at end of policy year do not reflect any premium due on that policy anniversary.

The mortality basis is the Commissioners 1980 Standard Ordinary Smoker/Nonsmoker Mortality Table with Ten-Year Select Mortality Factors for the sex of each Insured. Interest is based on an annual effective rate of 5% for the first 20 years and 4% thereafter. All values assume the continuous payment of premiums and the immediate payment of claims.


                              TABLE OF CASH VALUES
                         FOR $1.00 OF PAID-UP ADDITIONS


        END OF                                                         END OF
        POLICY                                        CASH             POLICY                                    CASH
         YEAR       February 4,                      VALUE              YEAR        February 4,                  VALUE

            0            1998                    $.14479                 50              2048                  $  .85141
            1            1999                     .15202                 51              2049                     .86191
            2            2000                     .15962                 52              2050                     .87201
            3            2001                     .16758                 53              2051                     .88184
            4            2002                     .17594                 54              2052                     .89159
            5            2003                     .18470                 55              2053                     .90138
            6            2004                     .19389                 56              2054                     .91137
            7            2005                     .20352                 57              2055                     .92165
            8            2006                     .21361                 58              2056                     .93221
            9            2007                     .22418                 59              2057                     .94299
           10            2008                     .23525                 60              2058                     .95429
           11            2009                     .24685                 61              2059                     .96766
           12            2010                     .25898                 62              2060                     .98064
           13            2011                     .27168
           14            2012                     .28496
           15            2013                     .29885
           16            2014                     .31335



        END OF                                                          END OF
        POLICY                                          CASH            POLICY                                      CASH
         YEAR       February 4,                        VALUE             YEAR       February 4,                    VALUE
           17            2015                   $ .32851
           18            2016                     .34433
           19            2017                     .36083
           20            2018                     .37804
           21            2019                     .39220
           22            2020                     .40678
           23            2021                     .42177
           24            2022                     .43716
           25            2023                     .45294
           26            2024                     .46908
           27            2025                     .48556
           28            2026                     .50234
           29            2027                     .51939
           30            2028                     .53669
           31            2029                     .55421
           32            2030                     .57188
           33            2031                     .58973
           34            2032                     .60766
           35            2033                     .62560
           36            2034                     .64347
           37            2035                     .66118
           38            2036                     .67864
           39            2037                     .69579
           40            2038                     .71258
           41            2039                     .72898
           42            2040                     .74495
           43            2041                     .76045
           44            2042                     .77542
           45            2043                     .78979
           46            2044                     .80350
           47            2045                     .81650
           48            2046                     .82879
           49            2047                     .84040



Values during a policy year will reflect any portion of the year's premium paid and the time elapsed in that year. These cash values are not guaranteed for increases in scheduled additional premiums or unscheduled additional premiums paid after the first 20 years.

          TABLE OF MAXIMUM ANNUAL PREMIUMS PER $1,000 OF TERM INSURANCE
             USED FOR CALCULATION OF ADDITIONAL PROTECTION PREMIUMS
                                 SEE SECTION 3.2

                                 NOT APPLICABLE


                             SECTION 1. THE CONTRACT

 1.1  LIFE INSURANCE BENEFIT

   The Northwestern Mutual Life Insurance Company will pay a benefit on the death of the second of the Insureds to die (the "second death"). No benefit is payable on the death of the first of the Insureds to die. Subject to the terms and conditions of the policy:

   - payment of the death proceeds will be made after proof of the deaths of both Insureds is received at the Home Office; and
   - payment will be made to the beneficiary or other payee under Sections 10 and 11.

   The amount of the death proceeds when all premiums due have been paid will be:

   -  the Basic Amount shown on page 3; plus
   -  the amount of Additional Protection then in force under Section 3; plus
   -  the amount of any paid-up additions then in force under Section 6.3; plus
   - the amount of any premium refund (Section 4.1) and any dividend at death (Section 5.3); less the amount of any policy debt (Section 8.3).

   These amounts will be determined as of the date of the second death.

   The amount of the death proceeds when the second death occurs during the grace period following the due date of any unpaid premium will be:

   -  the amount determined above assuming the overdue premium had been paid;
      less
   -  the amount of the unpaid premium.

   The amount of the death proceeds when the second death occurs while the policy is in force as paid-up insurance will be determined under Section 7.2.

1.2  NOTICE AND PROOF OF DEATH

   Written notice and proof of the death of each Insured must be given to the Company as soon as reasonably possible after each death.

1.3  ENTIRE CONTRACT; CHANGES

   This policy with the attached application is the entire contract. Statements in the application are representations and not warranties. A change in the policy is valid only if it is approved in writing by an officer the Company. The Company may require that the policy be sent to it for endorsement to show a change. No agent has the authority to change the policy or to waive any of its terms.

 1.4  INCONTESTABILITY

   The Company will not contest insurance under this policy after the insurance has been in force during the lifetime of at least one Insured for two years from the Date of Issue. In issuing the insurance, the Company has relied on the application. While the insurance is contestable, the Company, on the basis of a material misstatement in the application, may rescind the insurance or deny a claim.

 1.5  SUICIDE

   If either Insured dies by suicide within one year from the Date of Issue, the policy will terminate. The amount payable by the Company will be limited to the premiums paid, less the amount of any policy debt, and less the cash value of any paid-up additions surrendered.

1.6  DATES

   Policy months, years and anniversaries are computed from the Policy Date. The contestable and suicide periods begin with the Date of Issue. These dates are shown on Sage 3. The Date of Issue for any insurance issued under Scheduled Additional Premiums After Issue (Section 4.2) or Unscheduled Additional Premium Option (Section 4.3) will be shown on an amendment to the Schedule of Benefits and Premiums.

1.7  MISSTATEMENT OF AGE OR SEX

   If the age or sex of either Insured has been misstated, the amount payable will be the amount which the premiums paid would have purchased at the correct age and sex.

1.8  PAYMENTS BY THE COMPANY

   All payments by the Company under this policy are payable at its Home Office.

1.9  INSURABILITY REQUIREMENTS

   To make some changes under this policy, the Insureds (or the surviving Insured) must meet the Company's insurability requirements. These requirements are as follows:

   - evidence of insurability must be given that is satisfactory to the Company; and
   - under the Company's underwriting standards, the Insureds are (or the surviving Insured is) in an underwriting classification that is the same as, or is better than, the one for this policy.

                              SECTION 2. OWNERSHIP

2.1  THE OWNER

   The Owner is named on page 3. The Owner, or the Owner's successor or transferee, may exercise policy rights without the consent of any beneficiary. After the second death, policy rights may be exercised only as provided in Sections 10 and 11.

2.2  TRANSFER OF OWNERSHIP

   The Owner may transfer the ownership of this policy. Written proof of transfer satisfactory to the Company must be received at its Home Office. The transfer will then take effect as of the date that it was signed. The Company may require that the policy be sent to it for endorsement to show the transfer.

2.3  COLLATERAL ASSIGNMENT

   The Owner may assign this policy as collateral security. The Company is not responsible for the validity or effect of a collateral assignment. The Company will not be responsible to an assignee for any payment or other action taken by the Company before receipt of the assignment in writing at its Home Office.

   The interest of any beneficiary will be subject to any collateral assignment made either before or after the beneficiary is named.

   A collateral assignee is not an Owner. A collateral assignment is not a transfer of ownership. Ownership can be transferred only by complying with
Section 2.2.

                        SECTION 3. ADDITIONAL PROTECTION

3.1  ADDITIONAL PROTECTION

   Description. Additional Protection consists of one year term insurance payable on the second death and paid-up additions payable on the second death. The amount of one-year term insurance will be reduced by the amount of paid-up additions purchased under Section 6.2 by dividends or by the payment of additional premiums.

   If the Company determines that the premium for Additional Protection is greater than the premium for the one year term insurance portion of Additional Protection, the amount by which the premium for Additional Protection exceeds the premium for one year term insurance will be treated as an additional premium under Section 6.2.

   Amount. The amount of Additional Protection for each policy year will be the amount shown on page 3 so long as premiums are paid when due unless:

   -  the amount of Additional Protection is reduced by the Company under
      Section 3.2; or
   - the amount of Additional Protection is reduced by the Owner under Section 3.3.

3.2  REDUCTION BY COMPANY; OWNER'S RIGHT TO CONTINUE EXISTING PROTECTION

   If, on any policy anniversary, any part of Additional Protection is one year term insurance, the Company may reduce the one year term insurance. The Company will determine annually, based on the mortality, investment earnings and expense factors then being used to determine dividends payable on the policy, whether the Basic Amount and Additional Protection will generate sufficient values to pay the cost of one year term insurance. if the cost of one-year term insurance is greater than these values, the one year term insurance will be reduced so that its cost equals these values. The reduction of one-year term insurance will cause a like reduction in the amount of Additional Protection, so that the amount of Additional Protection will be less than the amount shown on page 3. The Company will send written notice of the reduction.

   The Owner may prevent a reduction that would otherwise occur by the payment of an increased premium for the portion of one-year term insurance that is part of Additional Protection. The premium rates for one-year term insurance will not be more than the rates shown on page 6.

   The increased premium for Additional Protection will be payable for the remainder of the premium paying period. The premium must be received at the Home Office within 31 days of the date the reduction would take effect.

   The right of the Owner to continue the amount of Additional Protection will terminate as of the first policy anniversary on which the Owner fails to pay an increased premium when due, or, if earlier, when the Owner reduces Additional Protection under Section 3.3.

3.3  OTHER REDUCTIONS OF ADDITIONAL PROTECTION

   Reduction if Dividend Option Other Than Paid-Up Additions. If the Owner directs that dividends be used other than to purchase paid-up additions, any one year term insurance in force will terminate. The amount of Additional Protection will then be the amount of paid-up additions in force under Section 6.2.

   Reduction If Additions To Reduce Term Insurance Surrendered. If additions under Section 6.2 are surrendered, any one-year term insurance will terminate. The amount of Additional Protection will then be the amount of paid-up additions in force under Section 6.2. However, if the Company determines, based on the mortality, investment earnings and expense factors then being used to determine dividends on the policy, that the Basic Amount and Additional Protection, after the surrender of these additions, would generate sufficient values to pay the cost of one year term insurance, then:

   -  one year term insurance will not terminate; and
   - the amount of Additional Protection will be reduced by the amount of paid-up additions under Section 6.2 that are surrendered

                      SECTION 4. PREMIUMS AND REINSTATEMENT

 4.1  PREMIUM PAYMENT

   Payment. All premiums after the first are payable at the Home Office or to an authorized agent upon delivery of a receipt signed by an officer of the Company. A premium must be paid on or before its due date. The date when each premium is due and the number of years for which premiums are payable are described on page 3.

   No premiums may be paid while this policy is in force as paid-up insurance under Section 7.2, except as provided in Reinstatement (Section 4.4).

   Frequency. Premiums are payable annually. Premiums may be paid on any other frequency with the consent of the Company.

   Grace Period. A grace period of 31 days will be allowed to pay a premium that is not paid on its due date. The policy will be in full force during this period. If the second death occurs during the grace period, any overdue premium will be paid from the proceeds of the policy.

   If a premium is not paid within the race period, the policy will terminate as of the due gate unless it continues as paid-up insurance under Section 7.2.

   Premium Refund At Second Death. The Company will refund a portion of a premium which was due and was paid for the policy year in which the second death occurs. The refund will be the amount by which the premium paid is more than the premium on an annual basis multiplied by the fraction of the policy year that has elapsed at the time of the second death. Any premium amount used to purchase a paid-up addition will not be included in determining the refund. The refund will be part of the policy proceeds.

4.2  AMOUNT OF PREMIUM; ADJUSTMENTS

   Scheduled Premiums. The premium due on this policy is the scheduled premium. The scheduled premium is the sum of the premium for the Basic Amount, any premium for Additional Protection, any scheduled additional premium used to purchase additions under Section 6.3, and any premium that is due for any additional benefit that is a part of this policy. These premium amounts at issue are shown on page 3.

   An increased premium for Additional Protection will be based on the attained ages of both Insureds and the amount of one year term insurance that is in force as part of Additional Protection as of the date used to determine the increased premium.

   Scheduled Additional Premiums At issue. This policy may have been issued with additional premiums. The amount of these additional premiums is shown on page 3.

   Scheduled Additional Premiums After Issue. The Owner may pay additional premiums by requesting that the premium payable on the policy be increased and paying any required fees. An increase in the level amount may be made at any time before the policy anniversary that is nearest to the 75th birthday of the older (or of the surviving) Insured. Additional premiums may be scheduled only if, at the time the increases are applied for:

   - the insurance in force after applying the scheduled additional premiums will be within the Company's issue limits;
   -  the Company's insurability requirements are met (Section 1.9); and
   - the total amount of the scheduled additional premiums and other premiums paid to the Company under any policy for purchases of paid-up life insurance on the life of each Insured is within the Company's limits for such premiums; however, the Company may not set a limit below $1,000 per calendar year.

   Owner's Right To Decrease Scheduled Additional Premiums. The Owner may decrease the scheduled additional premium amount used to purchase paid-up additions under Section 6.3. This may be done at any time by written request sent to the Home Office. Later increases in the amount may be made only as provided in the preceding paragraph.

   Effective Date. A premium change will take effect on the first premium due date that follows the receipt at the Home Office of the Owner's written request for change. When the Owner increases or decreases premiums, the Company will send an amendment to the Schedule of Benefits and Premiums.

   Scheduled Additional Premiums Used To Purchase Paid-Up Additions. Each scheduled additional premium paid will be used, as of the due date of the premium, to purchase a paid-up addition as described in Section 6.

4.3  UNSCHEDULED ADDITIONAL PREMIUM OPTION

   Unscheduled additional premiums may be paid to the Company at any time before the policy anniversary that is nearest to the 75th birthday of the older (or of the surviving) Insured. An unscheduled additional premium may be paid only if, at the time the premium and any required fees are paid:

   - the insurance in force after applying the unscheduled additional premium will within the Company's issue limits;
   -  the Company's insurability requirements are met; and
   - the total amount of unscheduled additional premiums and other premiums paid to the Company under any policy for purchases of paid-up life insurance on the life of each Insured is within the Company's limits for such premiums; however, the Company may not set a limit below $1,000 per calendar year.

   Each unscheduled additional premium may not be less than the minimum amount shown on page 3. Each unscheduled additional premium will be used, as of the date the premium is paid, to purchase a paid-up addition as described in Section 6.

4.4  REINSTATEMENT

   This policy may be reinstated within three years after the due date of the overdue premium. All unpaid premiums (except premiums that would purchase paid-up additions) and interest as required below must e received by the
Company:

   -  while both Insureds are alive; or

   - while one insured is alive if only that Insured was alive on the due date of the overdue premium.

   The policy may not be reinstated if the policy was surrendered for its cash surrender value. Any policy debt on the due date of the overdue premium, with interest from that date at the policy loan interest rate, must be repaid or reinstated.

                              SECTION 5. DIVIDENDS

5.1  ANNUAL DIVIDENDS

   This policy will share in the divisible surplus of the Company. This surplus is determined each year. This policy's share will be credited as a dividend on the policy anniversary.

5.2  USE OF DIVIDENDS

   Annual dividends may be paid in cash or used for one of the following:

   - Paid-Up Additions. Dividends will purchase paid-up additional insurance as described in Section 6.
   - Premium Payment. Dividends will be used to reduce premiums. If the balance of a premium is not paid, or if this policy is in force as paid-up insurance, the dividend will purchase paid-up additions.

   Other uses of dividends may be made available by the Company.

   If no direction is given for the use of dividends, they will purchase paid-up additions.

5.3  DIVIDEND AT DEATH

   A dividend payable for the period from the beginning of the policy year to the date of the second death will be payable as part of the policy proceeds.

                          SECTION 6. PAID-UP ADDITIONS

6.1  PURCHASE OF ADDITIONS; CHARGES

   Paid-up additions are purchased by additional premiums and by dividends. Paid-up auditions can be used to reduce term insurance (Section 6.2) or to increase coverage (Section 6.3). Paid-up additions increase the policy's cash value and will share in divisible surplus. They may be surrendered, subject to the limitations of Section 3.3, unless they are used for a loan.

   The Company may deduct a charge for expenses for each additional premium that is used to purchase a paid-up addition. The charge will be 9% for additional premiums that were scheduled at issue or that are applied for before the 20th policy anniversary. The charge will be 9% for unscheduled additional premiums that are paid before the 20th policy anniversary.

6.2  ADDITIONS TO REDUCE TERM INSURANCE

   This type of paid-up addition will be part of the Additional Protection. Each addition will reduce the amount of one-year term insurance that is in force as part of Additional Protection, and the amount of Additional Protection will remain unchanged.

6.3  ADDITIONS TO INCREASE COVERAGE

   This type of paid-up addition will be used to provide paid-up insurance that is not included in Additional Protection. Each addition will immediately increase the death proceeds payable under Section 1.1.

6.4  ALLOCATION OF ADDITIONAL PREMIUMS AND DIVIDENDS

   When there is no one year term insurance in force as part of Additional Protection, the dividends and the additional premiums will be applied under
Section 6.3. When there is one-year term insurance in force, dividends and any part of the premium for Additional Protection treated as an additional premium will be applied under Section 6.2. Scheduled additional premiums which are not part of the premium for Additional Protection will be applied under Section 6.3.

   Subject to the preceding paragraph, the Owner may change the allocation of additional premiums between Sections 6.2 and 6.3. This may be done by written request that is sent to the Home Office, if the Company's insurability requirements are met (Section 1.9). An allocation must e made in whole dollars. An increase in the amount of premium allocated to the Purchase of additions under Section 6.2 will be reflected as an increase in the amount of the premium payable for Additional Protection.

   In addition, for the policy to be reinstated more than 31 days after the end of the grace period:

   -  evidence of insurability must be given that is satisfactory to the
      Company:

      a. for both Insureds; or
      b. for one Insured if only that Insured was alive on the due date of the overdue premium; and

   - all unpaid premiums (except premiums that would purchase paid-up additions) must be paid with interest from the due date of each premium. Interest is at an annual effective rate of 6%.

                  SECTION 7. CASH VALUES AND PAID-UP INSURANCE


7.1  CASH VALUE

   The cash value for this policy, when all premiums due have been paid, will be the sum of:

   -  the cash value from the Table of Guaranteed Values on page 4; and
   -  the cash value of any paid-up additions.

   The cash value within three months after the due date of any unpaid premium will be the cash value on that due date reduced by any later surrender of paid-up additions. After that, the cash value will be the cash value of the insurance then in force.

   The cash value of any paid-up insurance or paid-up additions will be the net single premium for that insurance at the attained ages of both Insureds.

7.2  PAID-UP INSURANCE

   If any premium is unpaid at the end of the grace period, this policy will be in force as paid-up insurance. The amount of paid-up insurance will be determined by using the cash value from the Table of Guaranteed Values as a net single premium at the attained ages of both Insureds. Any paid-up additions and any policy debt will continue.

   Paid-up insurance will share in divisible surplus.

   The amount of the death proceeds when this policy is in force as paid-up insurance will be:

   -  the amount of paid-up insurance determined above; plus
   -  the amount of any in force paid-up additions; plus
   -  the amount of any dividend at death (Section 5.3); less
   -  the amount of any policy debt (Section 8.3).

   These amounts will be determined as of the date of the second death.

   If paid-up insurance is surrendered within 31 days after a policy anniversary, the cash value will not be less than the cash value on that anniversary reduced by any later surrender of paid-up additions.

7.3  CASH SURRENDER

   The Owner may surrender this policy for its cash surrender value. The cash surrender value is the cash value less any policy debt. A written surrender of all claims, satisfactory to the Company, will be required. The date of surrender will be the date of receipt at the Home Office of the written surrender. The policy will terminate and the cash surrender value will be determined as of the date of surrender. The Company may require that the policy be sent to it.

7.4  TABLE OF GUARANTEED VALUES

   Cash values and paid-up insurance for the Basic Amount are shown on page 4 for the end of the policy years indicated. These values assume that all premiums due have been paid for the number of years. They do not reflect paid-up additions or policy debt. Values during a policy year will reflect the time elapsed in that year.

   Cash values for paid-up additions are shown on page 5. Each cash value is equal to the net single premium at the attained ages of both Insureds. Values during a policy year reflect the time elapsed in that year.

   Values for policy years not shown are calculated on the same basis as those on page 4. A list of these values will be furnished on request. All values are at least as great as those required by the state in which this policy is delivered.

7.5  BASIS OF VALUES

   The cash value for each policy year not shown on page 4 equals the reserve the Basic Amount for that year calculated on the Commissioners Reserve Valuation Method. Cash values and net single premiums are calculated using the basis of values shown on page 4. Calculations assume the continuous payment of premiums and the immediate payment of claims.

   For unscheduled additional premiums or increases in scheduled additional premiums applied for after the 20th anniversary, the Company may base cash values an premiums on the interest rates and mortality tables being used as the basis of values for whole life insurance then being issued by the Company.

                                SECTION 8. LOANS

8.1  POLICY AND PREMIUM LOANS

   The Owner may obtain a loan from the Company in an amount that is not more than the loan value.

   Policy Loan. The loan may be obtained on written request. The Company may defer making the loan for up to six months unless the loan is to be used to pay premiums due the Company.

   Premium Loan. If the premium loan provision is in effect on this policy, a loan will be made to pay an overdue scheduled premium. If the loan value is not large enough to pay the overdue scheduled premium on a quarterly frequency, the policy will continue in force or terminate as provided in Grace Period (Section 4.1). The Owner may elect or revoke the premium loan provision by written request received at the Home Office.

8.2  LOAN VALUE

   The loan value is the smaller of a. or b., less any policy debt and any scheduled premium then due or billed; a. and b. are defined as:

   a. the cash value one year after the date of the loan, assuming all scheduled premiums due within that year are paid, less interest to one year from the date of the loan.
   b. the cash value on the due date of the first scheduled premium not yet billed that is due after the date of the loan, less interest from the date of the loan to that premium due date.

8.3  POLICY DEBT

   Poll debt consists of all outstanding loans and accrued interest. It may be paid to the Company at any time. Any policy debt will be deducted from the policy proceeds. If the policy debt equals or exceeds the cash value, this policy will terminate. Termination occurs 31 days after a notice has been mailed to the Owner and to any assignee on record at the Home Office.

8.4  LOAN INTEREST

   Interest accrues on a daily basis from the date of the loan on policy loans and from the premium due date on premium loans. Unpaid interest is added to the loan. Interest is payable at an annual effective rate that is set by the Company annually and applied to new or outstanding policy debt during the year beginning each January 1. The highest loan interest rate that may be set by the Company is the greater of:

   - a rate 1 % higher than the rate shown on page 4 used to calculate cash values and net single premiums; and
   - a rate based on the Corporate Bond Yield Averages -- Monthly Average Corporate for the immediately preceding October. This Average is published by Moody's Investors Service, Inc. If it is no Conger published, the highest loan rate will be based on some other similar average established by the insurance supervisory official of the state in which this policy is delivered.

   The loan interest rate set by the Company will not exceed the maximum rate permitted by the laws of the state in which this policy is delivered. The loan interest rate may be increased only if the increase in the annual effective rate is at least 1/2%. The loan interest rate will be decreased if the decrease in the annual effective rate is at least 1/2%.

   The Company will give notice:

   - of the initial loan interest rate in effect at the time a policy or premium loan is made.
   - of an increase in loan interest rate on outstanding policy debt no later than 30 days before the January 1st on which the increase takes effect.

   This policy will not terminate during a policy year as the sole result of an increase in the loan interest rate during that policy year.

                           SECTION 9. CHANGE OF POLICY

9.1  CHANGE OF PLAN

   The Owner may reduce the amount of this policy, subject to the Company's minimum policy amount rules. The Owner may also change this policy to any permanent life insurance plan agreed to by the Owner and the Company by:

   -  paying the required costs; and
   -  meeting any other conditions set by the Company.

9.2  POLICY SPLIT

   Policy Split Right. While both Insureds are alive, the Owner may exchange this policy for two policies (the "new policies"), one on the life of each Insured, if there is a change in federal estate tax law which results in either:

   a. the repeal of the unlimited marital deduction provision; or
   b. at least a 50% reduction in the maximum percentage rate set forth in the federal estate tax schedule in effect on the Date of Issue of this Policy.

   This exchange may be made without evidence of insurability.

   Conditions. The exchange may be made by meeting any conditions set by the Company, including the following:

   a. the Company must receive a written request from the owner no more than 180 days after the earlier of the date of enactment of the law repealing the unlimited marital deduction or the date of enactment of the law reducing the maximum percentage rate of federal estate tax by 50%; and

   b. any required costs are paid. These costs include the first premiums on the new policies and any difference in cash values between this policy and the new policies.

   Terms Of The New Policies. The new policies will be issued on the Whole Life Paid Up at 90 plan. The new policies will have the same Date of Issue and Policy Date as this policy. The new policies will take effect on the date the written request to exchange this policy for the new policies is received at the Home Office. This policy will terminate when the new policies take effect.

   The amount of the death benefit of each new policy will be one-half the amount of the death benefit this policy, including the amount of any additions purchased under Section 6.3. The cash value of this policy will be allocated to each new policy as determined appropriate by the Company. Any policy debt will be divided between the new policies in proportion to the cash value. Any assignment will continue on the new policies.

   The premium for each new policy will be based on the Company's premium rates in effect on the Policy Date of this policy, the Insured's sex, the Insured's age on the Policy Date of this policy, and the insured's underwriting classification for this policy.

   A new policy may have the Waiver of Premium Benefit if the Insured under the new policy is a Covered insured under the Waiver of Premium Benefit on this policy. If premiums are waived on this policy at the time of the exchange, premiums will continue to be waived on the new policy insuring the disabled Covered insured for as long as they would have been waived under this policy.

   If the sum of the cash values of the new policies is less than the cash value of this policy, the excess cash value will be used to purchase paid-up additions on the new policies.

                            SECTION 10. BENEFICIARIES

10.1  DEFINITION OF BENEFICIARIES

   The term "beneficiaries" as used in this policy includes direct beneficiaries, contingent beneficiaries and further payees.

10.2  NAMING AND CHANGE OF BENEFICIARIES

   By Owner.  The Owner may name and change the beneficiaries of death proceeds:

   -  before the second death.

   - during the first 60 days after the date of the second death, if the second insured was not the Owner immediately prior to the second death. A change made during this 60 days may not be revoked.

   By Direct Beneficiary. A direct beneficiary may name and change the contingent beneficiaries and further payees of the direct beneficiary's share of the proceeds:

   -  if the direct beneficiary is the Owner;
   - if, at any time after the second death, no contingent beneficiary or further payee of that share is living: or
   - if, after the second death, the direct beneficiary elects a payment plan. The interest of any other beneficiary in the share of that direct beneficiary will end.

   These direct beneficiary rights are subject to the Owner's rights during the 60 days after the second death.

   Effective Date. A naming or change of a beneficiary will be made on receipt at the Home Office of a written request that is acceptable to the Company. The request will then take effect as of the date it was signed. The Company is not responsible for any payment or other action that is taken by it before the receipt of the request. The Company may require that the policy be sent to it to be endorsed to show the naming or change.

10.3  SUCCESSION IN INTEREST OF BENEFICIARIES

   Direct Beneficiaries. The proceeds of this policy will be payable in equal shares to the direct beneficiaries who survive and receive payment. If a direct beneficiary dies before receiving all or part of the direct beneficiary's full share, the unpaid portion will be payable in equal shares to the other direct beneficiaries who survive and receive payment.

   Contingent Beneficiaries. At the death of all of the direct beneficiaries, the proceeds, or the present value of any unpaid payments under a payment plan, will be payable in equal shares to the contingent beneficiaries who survive and receive payment. If a contingent beneficiary dies before receiving all or part of the contingent beneficiary's full share, the unpaid portion will be payable in equal shares to the other contingent beneficiaries who survive and receive payment.

   Further Payees. At the death of all of the direct and contingent beneficiaries, the proceeds, or the present value of any unpaid payments under a payment plan, will be paid in one sum:

   -  in equal shares to the further payees who survive and receive payment; or
   - if no further payees survive and receive payment, to the estate of the last to die of all of the direct and contingent beneficiaries.

   Owner Or The Owner's Estate. If no beneficiaries are alive on the date of the second death, the proceeds will be paid to the Owner or to the Owner's estate.

10.4  GENERAL

   Transfer Of Ownership. A transfer of ownership of itself will not change the interest of a beneficiary.

   Claims Of Creditors. So far as allowed by law, no amount payable under this policy will be subject to the claims of creditors of a beneficiary.

   Succession Under Payment Plans. A direct or contingent beneficiary who succeeds to an interest in a payment plan will continue under the terms of the plan.

                     SECTION 11. PAYMENT OF POLICY BENEFITS

11.1  PAYMENT OF PROCEEDS

   Death proceeds will be paid under the payment plan that takes effect on the second death. The Interest Income Plan (Option A) will be in effect if no payment plan has been elected. Interest will accumulate from the date of the second death until a payment plan is elected or the proceeds are withdrawn in cash.

   Surrender proceeds will be the cash surrender value as of the date of surrender. These proceeds will be paid in cash or under a payment plan that is elected. The Company may defer paying the surrender proceeds for up to six months from the date of surrender. If payment is deferred for 30 days or more, interest will be paid on the surrender proceeds from the date of surrender to the date of payment. Interest will be at the annual effective interest rate shown on page 4 used to calculate cash values and net single premiums.

11.2  PAYMENT PLANS

   Interest Income Plan (Option A). The proceeds will earn interest, which may e received each month or accumulated. The first payment is due one month after the date on which the plan takes effect. Interest that has accumulated may be withdrawn at any time. Part or all of the proceeds may be withdrawn at any time.

   Installment Income Plans. Payments will be made each month on the terms of the plan that is elected. The first payment is due on the date that the plan takes effect.

   - Specified Period (Option B). The proceeds with interest will be paid over a period of from one to 30 years. The present value of any unpaid installments may be withdrawn at any time.
   - Specified Amount (Option D). Payments of not less than $10 per $1,000 of proceeds will be made until all of the proceeds with interest have been paid. The balance may be withdrawn at any time.

   Life Income Plans. Payments will be made each month on the terms of the plan that is elected. The first payment is due on the date that the plan takes effect. Proof of the date of birth, acceptable to the Company, must be furnished for each person on whose the payments are based.

   - Single Life Income (Option C). Payments will be made for a chosen period and, after that, for the life of the person on whose life the payments are based. The choices for the period are:

      a. zero years;
      b. 10 years;
      c. 20 years; or
      d. a refund period which continues until the sum of the payments that have been made is equal to the proceeds that were placed under the plan.

   - Joint And Survivor Life Income (Option E). Payments are based on the lives of two persons. Level payments will be made for a period of 10 years and, after that, for as long as one or both of the persons are living.
   - Other Selections. The Company may offer other selections under the Life Income Plans.
   - Withdrawal. The present value of any unpaid payments that are to be made for the chosen period (Option C) or the 10 year period (Option E) may be withdrawn only after the death of all of the persons on whose lives the payments are based.
   - Limitations. A direct or contingent beneficiary who is a natural person may be paid under a Life Income Plan only if the payments depend on that beneficiary's life. If a direct or contingent beneficiary is not a natural person, the Company's approval of the payment plan is required.

   Payment Frequency. On request, payments will be made once every 3, 6 or 12 months instead of each month.

   Transfer Between Payment Plans. A beneficiary who is receiving payment under a plan which includes the right to withdraw may transfer the amount withdrawable to any other plan that is available.

   Minimum Payment The Company may limit the election of a payment plan to one that results in payments of at least $50.

   If payments under a payment plan are or become less than $50, the Company may change the frequency of payments. If the payments are being made once every 12 months and are less than $50, the Company may pay the present value or the balance of the payment plan.

11.3  PAYMENT PLAN RATES

   Interest Income And Installment Income Plans. Proceeds will earn interest at rates declared each year by the Company. None of these rates will be less than an annual effective rate of 2%. Interest of more than 2% will increase the amount of the payments or, for the Specified Amount Plan (Option D), increase the number of payments. The Company may offer guaranteed rates of interest higher than 2% with conditions on withdrawal.

   The present value of the amount of any unpaid installments will be based on the rate of interest used to determine the amount of the payment.

   Life Income Plans. Payments will be based on rates declared by the Company. These rates will provide at least as much income as would the Company's rates, on the date that the payment plan takes effect, for a single premium immediate annuity contract. Payments under these rates will not be less than the amounts that are described in Minimum Payment Rates.

   Minimum Payment Rates. The minimum payment rates for the Installment Income Plans (Options B and D) and the Life Income Plans (Options C and E) are shown in the Minimum Payment Rate Tables.

   The Life Income Plan payment rates in those tables depend on the sex and on the adjusted age of each person on whose life the payments are based. The adjusted age is:

   - the age on the birthday that is nearest to the date on which the payment plan takes effect; plus
   - the age adjustment shown below for the number of policy years that have elapsed from the Policy Date to the date that the payment plan takes effect. A part of a policy year is counted as a full year.


    POLICY                    AGE                      POLICY                 AGE
    YEARS                  ADJUSTMENT                  YEARS               ADJUSTMENT
   ELAPSED                                            ELAPSED

    1 to 8                     0                      33 to 40                 -4
   9 to 16                    -1                      41 to 48                 -5
  17 to 24                    -2                     49 or more                -6
  25 to 32                    -3


11.4  EFFECTIVE DATE FOR PAYMENT PLAN

   A payment plan that is elected for death proceeds will take effect on the date of the second death if:

   -  the plan is elected by the Owner; and
   -  the election is received at the Home Office before the second death.

   In all other cases, a payment plan that is elected will take effect:

   -  on the date the election is received at the Home Office; or
   -  on a later date, if requested.

11.5  PAYMENT PLAN ELECTIONS

   For Death Proceeds By Owner. The Owner may elect payment plans for death proceeds:

   -  before the second death.
   - during the first 60 days after the date of the second death, if the second insured to die was not the Owner immediately prior to the second death. An election made during those 60 days may not be changed.

   For Death Proceeds By Direct Or Contingent Beneficiary. A direct or contingent beneficiary may elect payment plans for death proceeds payable to that beneficiary if no payment plan that has been elected is in effect. This right is subject to the Owner's rights during the 60 days after the date of the second death.

   For Surrender Proceeds. The Owner may elect payment plans for surrender proceeds. The Owner will be the direct beneficiary.

11.6  INCREASE OF MONTHLY INCOME

    A direct beneficiary who is to receive proceeds under a payment plan may increase the amount of the monthly payments. This is done by the payment of an annuity premium to the Company at the time the payment plan elected under Section 11.5 takes effect. The amount that will be applied under the payment plan will be the net premium. The net premium is the annuity premium less a charge of not more than 2% and less an any. The net premium will be applied under the same payment plan and at the same rates as the proceeds. The Company may limit this net premium to an amount that is equal to the direct beneficiary's share of the proceeds payable under this Policy.

                           MINIMUM PAYMENT RATE TABLES
             Minimum Monthly income Payments Per $1,000 Of Proceeds

INSTALLMENT INCOME PLANS (OPTIONS B AND D)


   PERIOD              MONTHLY            PERIOD                 MONTHLY             PERIOD               MONTHLY
   (YEARS)             PAYMENT            (YEARS)                PAYMENT             (YEARS)              PAYMENT

      1                 $84.09               11                   $8.42                 21                 $4.85
      2                  42.46               12                   7.80                  22                  4.67
      3                  28.59               13                   7.26                  23                  4.51
      4                  21.65               14                   6.81                  24                  4.36
      5                  17.49               15                   6.42                  25                  4.22
      6                  14.72               16                   6.07                  26                  4.10
      7                  12.74               17                   5.77                  27                  3.98
      8                  11.25               18                   5.50                  28                  3.87
      9                  10.10               19                   5.26                  29                  3.77
     10                  9.18                20                   5.04                  30                  3.68


                           MINIMUM PAYMENT RATE TABLES

             Minimum Monthly Income Payments Per $1,000 Of Proceeds

LIFE INCOME PLAN (OPTION C)

                          SINGLE LIFE MONTHLY PAYMENTS


    MALE                   CHOSEN PERIOD (YEARS)                      FEMALE                CHOSEN PERIOD (YEARS)
  ADJUSTED                                                           ADJUSTED
    AGE*          ZERO          10             20         REFUND       AGE           ZERO          10         20          REFUND

55               $4.48        $4.43          $4.28        $4.29         55          $4.09        $4.07       $4.00        $ 3.99
56                4.56         4.50           4.34         4.36         56           4.15         4.13        4.05          4.05
57                4.65         4.59           4.40         4.43         57           4.22         4.20        4.11          4.11
58                4.75         4.68           4.46         4.50         58           4.30         4.27        4.17          4.17
59                4.85         4.77           4.52         4.58         59           4.38         4.34        4.23          4.24
60                4.96         4.87           4.59         4.66         60           4.46         4.42        4.29          4.30
61                5.07         4.97           4.66         4.75         61           4.55         4.50        4.36          4.38
62                5.20         5.08           4.72         4.84         62           4.65         4.59        4.43          4.46
63                5.33         5.19           4.79         4.94         63           4.75         4.69        4.50          4.54
64                5.48         5.32           4.86         5.04         64           4.86         4.79        4.57          4.62
65                5.63         5.44           4.92         5.15         65           4.97         4.89        4.64          4.71
66                5.80         5.58           4.99         5.26         66           5.10         5.01        4.71          4.81
67                5.97         5.72           5.05         5.38         67           5.23         5.12        4.79          4.91
68                6.16         5.86           5.12         5.51         68           5.38         5.25        4.86          5.02
69                6.36         6.01           5.18         5.64         69           5.53         5.39        4.93          5.14
70                6.58         6.17           5.23         5.78         70           5.70         5.53        5.01          5.26
71                6.81         6.33           5.29         5.93         71           5.88         5.68        5.08          5.39
72                7.O5         6.49           5.34         6.08         72           6.08         5.83        5.15          5.53
73                7.31         6.66           5.38         6.25         73           6.29         6.00        5.21          5.67
74                7.59         6.83           5.43         6.42         74           6.52         6.17        5.27          5.83
75                7.89         7.01           5.46         6.60         75           6.77         6.35        5.33          5.99
76                8.21         7.19           5.50         6.79         76           7.04         6.54        5.38          6.17
77                8.56         7.37           5.53         6.99         77           7.33         6.73        5.43          6.35
78                8.93         7.55           5.56         7.20         78           7.65         6.93        5.47          6.55
79                9.32         7.72           5.58         7.42         79           7.99         7.13        5.51          6.76
80                9.75         7.90           5.60         7.66         80           8.36         7.34        5.54          6.98
81               10.20         8.07           5.62         7.90         81           8.76         7.54        5.57          7.21
82               10.69         8.23           5.63         8.16         82           9.20         7.74        5.59          7.46
83               11.21         8.39           5.64         8.43         83           9.67         7.93        5.61          7.72
84               11.76         8.54           5.65         8.71         84          10.18         8.12        5.63          7.99
85 and over      12.35         8.68           5.66         9.01     85 and over     10.74         8.30        5.64          8.28


LIFE INCOME PLAN (OPTION E)

                       JOINT AND SURVIVOR MONTHLY PAYMENTS

   MALE                                                FEMALE ADJUSTED AGE
ADJUSTED
     AGE*              55            60             65            70             75             80          85 and over

      55            $ 3.79        $ 3.93          $4.07         $4.19          $4.29          $4.35           $4.39
      60              3.87          4.07           4.27          4.46           4.61           4.73            4.80
      65              3.94          4.18           4.45          4.73           4.98           5.19            5.32
      70              3.99          4.27           4.61          4.99           5.37           5.70            5.94
      75              4.02          4.34           4.73          5.20           5.72           6.21            6.60
      80              4.05          4.38           4.81          5.35           6.00           6.67            7.24
  85 and over         4.06          4.40           4.86          5.45           6.18           7.00            7.75



*See Section 11.3


                           CHANGE OF INSURED PROVISION

   As of the Date of Issue, the policy is amended to include the following provision:

   Change. While both Insureds are alive, the Owner may change either Insured under this policy by:

   -  paying the required costs; and
   - meeting any other conditions set by the Company, including the following:

      a. on the date of change, the new insured's age may not be more than 75;
      b. the new insured must have reached age 15 on or before the Policy Date of this policy;
      c. the new insured must be insurable; and
      d. the Owner must have an insurable interest in the life of the new insured.

   Date Of Change.  The date of change will be the later of:

   -  the date of the request to change; or
   -  the date of the medical examination (or the non-medical application).

   Terms Of Policy After Change. The policy will cover the continuing Insured and the new insured starting on the date of change. When coverage on the new insured starts, coverage on the prior Insured will terminate.

   - The contestable and suicide periods for the new insured start on the date of change.
   - There will be no change in the death benefit of the policy at the time of change.
   -  Any policy debt or assignment will continue after the change.

\s\ John M. Brenner
Secretary
THE NORTHWESTERN MUTUAL LIFE
       INSURANCE COMPANY

                                                                    Northwestern
                                                                     Mutual Life

                          POLICY APPLICATION SUPPLEMENT
                            FOR JOINT LIFE PROTECTION
                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
             720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

INSURED:         Nancy G. Kennedy
                 John C. Kennedy III

POLICY:          Basic Amount
                 Additional Protection
                 Additions to Increase Coverage

Scheduled Annual Additional Premium to:  Reduce Term Insurance increase Coverage

Additional Initial Premium to:

               Reduce Term Insurance
               Increase Coverage

Estate Preservation Rider

First Insured:        Disability Waiver
                      Death Waiver

Second Insured:       Disability Waiver
                      Death Waiver

ANNUAL DIVIDENDS:                      Purchase paid-up additional insurance

POLICY LOAN INTEREST RATE:

Illustration No. MI1320-RRJNB-092131
Dividend Scale Year 1998 RR
Inside Additions $0
Underwriting Amount $5,000,000
MI JCL - $5,000,000 Total Protection
Age 37, Female, Select Age 40, Male, Select